Exhibit 99.1

The Washington Post Company Declares

Increased Quarterly Dividend;

Announces Stock Repurchase Authorization

WASHINGTON–January 21, 2010–The Washington Post Company (NYSE: WPO) said today that its Board of Directors has approved an increase in the annual dividend rate on the Company’s common stock, from $8.60 to $9.00 per share.

The dividend for the first quarter of 2010, $2.25 per share, is payable on February 5, 2010, to shareholders of record on January 27, 2010.

The Company also said its Board of Directors has authorized the Company to acquire up to 750,000 shares of its Class B common stock. The Company did not announce a ceiling price or a time limit for the purchases.

There are currently 7,971,109 Class B shares outstanding.

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Contact:	Rima Calderon
(202) 334-6617
calderonr@washpost.com